FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                      904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2023

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; August 9, 2023 –

Second Quarter Operational Highlights

•	16.3% increase in pro-rata NOI ($7.61 million vs $6.55 million) over second quarter 2022
•	Mining royalties’ highest second quarter ever in terms of revenue; royalty revenue increased 13.2% over second quarter 2022; 9.9% increase in royalties per ton
•	55.7% increase in Asset Management revenue versus same period last year; 23.8% increase in Asset Management NOI versus second quarter 2022

Second Quarter Consolidated Results of Operations

Net income for the second quarter of 2023 was $598,000 or $.06 per share versus $657,000 or $.07 per share in the same period last year. The second quarter of 2023 was impacted by the following items:

•	Operating profit increased $701,000 compared to the same quarter last year due to improved revenues.
•	Management company indirect increased $235,000 due to merit increases and new hires along with recruiting costs.
•	Interest expense increased $390,000 compared to the same quarter last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development this quarter compared to last year.
•	Interest income increased $2,005,000 due primarily to an increase in interest earned on cash equivalents and increased income from our lending ventures.
•	Equity in loss of Joint Ventures increased $2,281,000 primarily due to losses during lease up at The Verge and .408 Jackson.

Second Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $1,420,000, up $508,000 or 55.7%, over the same period last year. Operating profit was $410,000, up $216,000 from $194,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 and 1865 62nd Street (compared to 43.4% and 64.1% occupancy in the second quarter of 2022, respectively) and the addition of 1941 62nd Street to this

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segment in March 2023. 1941 62nd Street is a 101,750 square-foot build-to-suit, which is fully leased and occupied. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. At quarter end, we were 95.6% leased and 95.6% occupied. Net operating income in this segment was $843,000, up $162,000 or 23.8% compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $3,264,000 versus $2,883,000 in the same period last year. Total operating profit in this segment was $2,732,000, an increase of $382,000 versus $2,350,000 in the same period last year. This increase is the result of increases in revenue at nearly every active location. Net Operating Income this quarter for this segment was $3,125,000, up $380,000 or 14% compared to the same quarter last year.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million in committed capital to the project, $17.2 million in principal draws have taken place through quarter end. Through the end of June 30, 2023, 164 of the 187 units have been sold, and we have received $19.6 million in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of four buildings: The Coda, The Chase 1A, The Chase 1B, and one commercial building which became fully leased this quarter, 90% of which is leased to an Alamo Draft House movie theater. At quarter end, the Coda was 95% leased and 94.8% occupied and the two buildings that comprise the Chase were 90.69% leased and 92.49% occupied. In total, at quarter end, Bryant Street’s 487 residential units were 92.2% leased and 93.2% occupied. Its commercial space was 95.9% leased and 79.1% occupied at quarter end.
•	Lease-up is underway at The Verge, and at quarter end, the building was 68.6% leased and 43.3% occupied inclusive of 25 units licensed to Placemaker Management for a short-term corporate rental program. Retail at this location is 45.2% leased. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•	.408 Jackson is our second joint venture project in Greenville. Leasing began in the fourth quarter of 2022 with residential units 85.9% leased and 76.2% occupied at quarter end. Retail at this location is 100% leased and currently under construction and expected to open during the fourth quarter of this year.
•	Windlass Run, our suburban office and retail joint venture with St. John Properties, Inc. signed a new office lease for 12,126 square feet bringing the office portion of the project to 78.28% leased and 61.45% occupied. Additional retail space at this site is 22.86% leased and 13.46% occupied.
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Stabilized Joint Venture Segment:

Total revenues in this segment were $5,545,000, an increase of $120,000 versus $5,425,000 in the same period last year. The Maren’s revenue was $2,640,000 an increase of 7.4% and Dock 79 revenues decreased $62,000 to $2,906,000 or 2.1%. Total operating profit in this segment was $912,000, a decrease of $7,000 versus $919,000 in the same period last year. Pro-rata net operating income this quarter for this segment was $2,152,000, down $248,000 or 10.3% compared to the same quarter last year because of the sale of our 20% TIC interest in both properties to SIC, mitigated by $223,000 in pro rata NOI from our share of the Riverside joint venture in Greenville, SC.

At the end of June, The Maren was 92.42% leased and 94.32% occupied. Average residential occupancy for the quarter was 96.88%, and 39.62% of expiring leases renewed with an average rent increase on renewals of 5.66%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the quarter was 94.75%, and at the end of the quarter, Dock 79’s residential units were 91.48% leased and 95.41% occupied. This quarter, 65.31% of expiring leases renewed with an average rent increase on renewals of 3.20%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At quarter end, the building was 97.0% leased with 95.5% occupancy. Average occupancy for the quarter was 95.42% with 61.76% of expiring leases renewing with an average rental increase of 11.96%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Six Months Operational Highlights (compared to the same period last year)

•	24.5% increase in pro-rata NOI ($14.60 million vs $11.73 million)
•	Mining Royalties increased 23.3%; 10.1% increase in royalties per ton
•	42.2% increase in Asset Management revenue; 39.2% increase in Asset Management NOI

Six Months Consolidated Results of Operations

Net income for the first six months of 2023 was $1,163,000 or $.12 per share versus $1,329,000 or $.14 per share in the same period last year. The first six months of 2023 was impacted by the following items:

•	Operating profit increased $2,191,000 compared to the same period last year due to improved revenues and profits in all four segments.
•	Management company indirect increased $300,000 due to merit increases and new hires along with recruiting costs.
•	Interest expense increased $658,000 compared to the same period last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development compared to last year.
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•	Interest income increased $3,489,000 due primarily to an increase in interest earned on cash equivalents and increased income from our lending ventures.
•	Equity in loss of Joint Ventures increased $4,302,000 primarily due to losses during lease up at The Verge and .408 Jackson.
•	The first six months of 2022 included a $733,000 gain on sales of excess property at Brooksville.

Six Months Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $2,490,000, up $739,000 or 42.2%, over the same period last year. Operating profit was $705,000, up $363,000 from $342,000 in the same period last year. Revenues and operating profit are up partly because of rent growth at Cranberry Run, but primarily because of full occupancy at 1865 and 1841 62nd Street and the addition of 1941 62nd Street to this segment in March 2023. Net operating income in this segment was $1,630,000, up $459,000 or 39.2% compared to the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $6,546,000 versus $5,308,000 in the same period last year. Total operating profit in this segment was $5,522,000, an increase of $1,083,000 versus $4,439,000 in the same period last year. This increase is the result of the additional royalties from the acquisition in Astatula, Florida, which we completed at the beginning of the second quarter 2022, as well as increases in revenue at nearly every active location. Net Operating Income in this segment was $6,273,000, up $1,236,000 or 25% compared to the same period last year.

Stabilized Joint Venture Segment:

In the fourth quarter of 2022, as part of our new partnership with Steuart Investment Company and MidAtlantic Realty Partners, we sold a 20% ownership interest in a tenancy-in-common (TIC) of Dock 79 and The Maren for $65.3 million, $44.5 million attributable to the Company, placing a combined valuation of the two buildings at $326.5 million.

Total revenues in this segment were $10,821,000, an increase of $336,000 versus $10,485,000 in the same period last year. The Maren’s revenue was $5,231,000 an increase of 7.5% and Dock 79 revenues decreased $29,000 to $5,591,000 or .5%. Total operating profit in this segment was $1,716,000, an increase of $431,000 versus $1,285,000 in the same period last year. Pro-rata net operating income for this segment was $4,174,000, down $364,000 or 8.0% compared to the same period last year because of the sale of our 20% TIC interest in both properties to SIC, mitigated by $445,000 in pro rata NOI from our share of the Riverside joint venture.

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At the end of June, The Maren was 92.42% leased and 94.32% occupied. Average residential occupancy for the first six months of 2023 was 96.37%, and 43.53% of expiring leases renewed with an average rent

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increase on renewals of 6.64%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the first six months of 2023 was 93.77%, and at the end of the quarter, Dock 79’s residential units were 91.48% leased and 95.41% occupied. Through the first six months of the year, 65.22% of expiring leases renewed with an average rent increase on renewals of 3.74%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At end of June, the building was 97.0% leased with 95.5% occupancy. Average occupancy for the first six months of 2023 was 94.92% with 58.73% of expiring leases renewing with an average rental increase of 11.76%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Summary and Outlook

Royalty revenue for this quarter was up 13% over the same period last year, and royalty revenue for the first six months is up 23%. The last three quarters have been the three highest revenue quarters in this segment’s history. Mining royalty revenue for the last twelve months is $11.92 million, a 21% increase over the same period last year, and the segment’s highest revenue total over any twelve-month period.

In the Stabilized Joint Venture segment, pro-rata NOI is down for the segment for both the quarter and the first six months, which is to be expected after selling 20% of our share of Dock 79 and The Maren to SIC. NOI for the two projects as a whole increased 2.56% ($6,841,000 vs $6,670,000) for the first six months compared to the same period last year. After taking a dip in the first quarter, average occupancy at Dock 79 is back where we expect it to be (94.75%). The effort to get it back to where it should be is largely responsible for the flattening in rental increases (3.20% in the second quarter vs 4.52% in the first quarter) as well as the 3% loss on trade-outs. The Maren maintained a strong average occupancy this quarter (96.88%), though renewal rates (39.62%), increases (5.66%), and trade outs (6.0%) were slightly below what we’ve achieved in the past. Riverside in Greenville (which was added to this segment in the third quarter of last year) has maintained strong occupancy (95.42% this quarter) post stabilization. The renewal rate for the first six months (58.73%) is good, but the average increase on renewals of 11.76% is exceptional. These metrics continue to reinforce our faith in this market as well as the quality of the asset. Our pro-rata share of NOI at Riverside this quarter was $223,000 and $445,000 for the first six months.

In our Asset Management Segment, occupancy and our overall square-footage have increased since the second quarter of 2022, leading to a 39.2% increase in NOI for the first six months compared to the same period last year. We are 95.6% leased and occupied on 548,785 square feet compared to 84.3% occupied on 447,035 square feet at the end of the second quarter of 2022.

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Inflation and the upward pressure on interest rates, while potentially softening, remain an obstacle for any developer. We have benefitted from the effect of these forces on rents and royalties, but the compression of future margins from hard costs and financing is a real problem for development. In (relatively) less capital-intensive projects like warehouse construction, this situation is potentially beneficial, because we can use our cash on hand to finance construction on an all equity basis and develop in-demand industrial product while the interest rates on construction loans keep most development on the sidelines. But in the instance of multi-family development, where a construction loan is an absolute necessity, we will in all likelihood sit tight for the time being. In regards to the first phase of our partnership with SIC and MRP, we will continue to pursue entitlements and all work required to prepare the project for development, but will delay vertical construction until the lending markets soften. As we mentioned last quarter, we have a long-term vision for the company, and we’re not going to rush into anything and take on additional development risk if market conditions prevent us from making a reasonable return. We still have the utmost confidence in our assets and the markets in which they thrive. To that end, this past quarter we repurchased 18,340 shares at average cost of $54.52 per share.

We would like to remind our investors that we are holding an Investor Day on October 11, 2023 in Washington D.C. Investor Day presentations will begin at 10:00 A.M. EDT at Dock 79 and will be followed by a Q&A session. The event will feature presentations from its executive management team. For information on the event and to RSVP, please email InvestorDay@frpdev.com. A live webcast and presentation materials will be available to all interested parties at https://www.frpdev.com/investor-relations/. For those unable to join the live webcast, a replay will be available on our website shortly after the event.

Conference Call

The Company will host a conference call on Thursday, August 10, 2023 at 9:30 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1- 800-274-8461 (passcode 40104) within the United States. International callers may dial 1-203-518-9814 (passcode 40104). Audio replay will be available until August 24, 2023 by dialing 1-888-562-2817 (no passcode required) within the United States. International callers may dial 1-402-220-7354. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others;

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competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of a residential apartment building.

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2023	2022	2023	2022
Revenues:
Lease revenue	$7,432	6,745	14,264	13,027
Mining lands lease revenue	3,264	2,883	6,546	5,308
Total Revenues	10,696	9,628	20,810	18,335

Cost of operations:
Depreciation, depletion and amortization	2,819	2,868	5,599	5,766
Operating expenses	1,822	1,541	3,562	3,349
Property taxes	879	1,041	1,826	2,069
Management company indirect	1,040	805	1,879	1,579
Corporate expenses	1,369	1,307	2,323	2,142
Total cost of operations	7,929	7,562	15,189	14,905

Total operating profit	2,767	2,066	5,621	3,430

Net investment income	3,125	1,120	5,507	2,018
Interest expense	(1,129)	(739)	(2,135)	(1,477)
Equity in loss of joint ventures	(4,047)	(1,766)	(7,672)	(3,370)
Gain (loss) on sale of real estate	(2)	—	8	733

Income before income taxes	714	681	1,329	1,334
Provision for (benefit from) income taxes	222	99	431	348

Net income	492	582	898	986
Loss attributable to noncontrolling interest	(106)	(75)	(265)	(343)
Net income attributable to the Company	$598	657	1,163	1,329

Earnings per common share:
Net income attributable to the Company-
Basic	$0.06	0.07	0.12	0.14
Diluted	$0.06	0.07	0.12	0.14

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,432	9,384	9,424	9,375
-diluted earnings per common share	9,466	9,424	9,463	9,416

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FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	June 30	December 31
Assets:	2023	2022
Real estate investments at cost:
Land	$141,578	141,579
Buildings and improvements	282,070	270,579
Projects under construction	2,667	12,208
Total investments in properties	426,315	424,366
Less accumulated depreciation and depletion	62,720	57,208
Net investments in properties	363,595	367,158

Real estate held for investment, at cost	10,392	10,182
Investments in joint ventures	152,587	140,525
Net real estate investments	526,574	517,865

Cash and cash equivalents	166,537	177,497
Cash held in escrow	823	797
Accounts receivable, net	1,472	1,166
Unrealized rents	1,299	856
Deferred costs	2,620	2,343
Other assets	571	560
Total assets	$699,896	701,084

Liabilities:
Secured notes payable	$178,631	178,557
Accounts payable and accrued liabilities	3,153	5,971
Other liabilities	1,886	1,886
Federal and state income taxes payable	186	18
Deferred revenue	891	259
Deferred income taxes	67,903	67,960
Deferred compensation	1,381	1,354
Tenant security deposits	873	868
Total liabilities	254,904	256,873

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,495,673 and 9,459,686 shares issued and outstanding, respectively	950	946
Capital in excess of par value	67,028	65,158
Retained earnings	342,610	342,317
Accumulated other comprehensive loss, net	(712)	(1,276)
Total shareholders’ equity	409,876	407,145
Noncontrolling interest	35,116	37,066
Total equity	444,992	444,211
Total liabilities and equity	$699,896	701,084

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Asset Management Segment:

	Three months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$1,420	100.0%	912	100.0%	508	55.7%

Depreciation, depletion and amortization	359	25.3%	230	25.2%	129	56.1%
Operating expenses	176	12.4%	111	12.2%	65	58.6%
Property taxes	63	4.4%	52	5.7%	11	21.2%
Management company indirect	141	9.9%	100	10.9%	41	41.0%
Corporate expense	271	19.1%	225	24.7%	46	20.4%

Cost of operations	1,010	71.1%	718	78.7%	292	40.7%

Operating profit	$410	28.9%	194	21.3%	216	111.3%

Mining Royalty Lands Segment:

	Three months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Mining lands lease revenue	$3,264	100.0%	2,883	100.0%	381	13.2%

Depreciation, depletion and amortization	151	4.6%	189	6.6%	(38)	-20.1%
Operating expenses	16	0.5%	17	0.6%	(1)	-5.9%
Property taxes	74	2.3%	69	2.4%	5	7.2%
Management company indirect	137	4.2%	110	3.8%	27	24.5%
Corporate expense	154	4.7%	148	5.1%	6	4.1%

Cost of operations	532	16.3%	533	18.5%	(1)	-0.2%

Operating profit	$2,732	83.7%	2,350	81.5%	382	16.3%

Development Segment:

	Three months ended June 30
(dollars in thousands)	2023	2022	Change

Lease revenue	$467	408	59

Depreciation, depletion and amortization	41	47	(6)
Operating expenses	73	80	(7)
Property taxes	179	356	(177)
Management company indirect	646	506	140
Corporate expense	815	816	(1)

Cost of operations	1,754	1,805	(51)

Operating loss	$(1,287)	(1,397)	110

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Stabilized Joint Venture Segment:

	Three months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$5,545	100.0%	5,425	100.0%	120	2.2%

Depreciation, depletion and amortization	2,268	40.9%	2,402	44.3%	(134)	-5.6%
Operating expenses	1,557	28.1%	1,333	24.6%	224	16.8%
Property taxes	563	10.2%	564	10.4%	(1)	-0.2%
Management company indirect	116	2.1%	89	1.6%	27	30.3%
Corporate expense	129	2.3%	118	2.2%	11	9.3%

Cost of operations	4,633	83.6%	4,506	83.1%	127	2.8%

Operating profit	$912	16.4%	919	16.9%	(7)	-0.8%

Asset Management Segment:

	Six months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$2,490	100.0%	1,751	100.0%	739	42.2%

Depreciation, depletion and amortization	637	25.6%	464	26.5%	173	37.3%
Operating expenses	317	12.7%	279	15.9%	38	13.6%
Property taxes	123	4.9%	105	6.0%	18	17.1%
Management company indirect	255	10.3%	192	11.0%	63	32.8%
Corporate expense	453	18.2%	369	21.1%	84	22.8%

Cost of operations	1,785	71.7%	1,409	80.5%	376	26.7%

Operating profit	$705	28.3%	342	19.5%	363	106.1%

Mining Royalty Lands Segment:

	Six months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Mining lands lease revenue	$6,546	100.0%	5,308	100.0%	1,238	23.3%

Depreciation, depletion and amortization	334	5.1%	244	4.6%	90	36.9%
Operating expenses	33	0.5%	32	0.6%	1	3.1%
Property taxes	143	2.2%	134	2.5%	9	6.7%
Management company indirect	253	3.8%	217	4.1%	36	16.6%
Corporate expense	261	4.0%	242	4.6%	19	7.9%

Cost of operations	1,024	15.6%	869	16.4%	155	17.8%

Operating profit	$5,522	84.4%	4,439	83.6%	1,083	24.4%
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Development Segment:

	Six months ended June 30
(dollars in thousands)	2023	2022	Change

Lease revenue	$953	791	162

Depreciation, depletion and amortization	96	92	4
Operating expenses	167	291	(124)
Property taxes	466	711	(245)
Management company indirect	1,157	996	161
Corporate expense	1,389	1,337	52

Cost of operations	3,275	3,427	(152)

Operating loss	$(2,322)	(2,636)	314

Stabilized Joint Venture Segment:

	Six months ended June 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$10,821	100.0%	10,485	100.0%	336	3.2%

Depreciation, depletion and amortization	4,532	41.9%	4,966	47.4%	(434)	-8.7%
Operating expenses	3,045	28.1%	2,747	26.2%	298	10.8%
Property taxes	1,094	10.1%	1,119	10.7%	(25)	-2.2%
Management company indirect	214	2.0%	174	1.6%	40	23.0%
Corporate expense	220	2.0%	194	1.8%	26	13.4%

Cost of operations	9,105	84.1%	9,200	87.7%	(95)	-1.0%

Operating profit	$1,716	15.9%	1,285	12.3%	431	33.5%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

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Pro-rata Net Operating Income Reconciliation
Six months ended 06/30/23 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$513	(5,257)	(509)	4,018	2,133	898
Income Tax Allocation	190	(1,950)	(90)	1,490	791	431
Income (loss) before income taxes	703	(7,207)	(599)	5,508	2,924	1,329

Less:
Unrealized rents	420	—	—	97	—	517
Gain on sale of real estate	—	—	—	10	—	10
Interest income	—	2,561	—	—	2,946	5,507
Plus:
Unrealized rents	—	—	100	—	—	100
Loss on sale of real estate	2	—	—	—	—	2
Equity in loss of Joint Ventures	—	7,446	202	24	—	7,672
Professional fees - other	—	—	59	—	—	59
Interest Expense	—	—	2,113	—	22	2,135
Depreciation/Amortization	637	96	4,532	334	—	5,599
Management Co. Indirect	255	1,157	214	253	—	1,879
Allocated Corporate Expenses	453	1,389	220	261	—	2,323

Net Operating Income (loss)	1,630	320	6,841	6,273	—	15,064

NOI of noncontrolling interest	—	—	(3,112)	—	—	(3,112)
Pro-rata NOI from unconsolidated joint ventures	—	2,205	445	—	—	2,650

Pro-rata net operating income	$1,630	2,525	4,174	6,273	—	14,602

Pro-rata Net Operating Income Reconciliation
Six months ended 06/30/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	249	(3,351)	(92)	3,758	422	986
Income Tax Allocation	93	(1,242)	92	1,393	12	348
Income (loss) before income taxes	342	(4,593)	—	5,151	434	1,334

Less:
Unrealized rents	196	—	—	105	—	301
Gain on sale of real estate	—	—	—	733	—	733
Equity in gain of Joint Ventures	—	—	171	—	—	171
Interest income	—	1,563	—	—	455	2,018
Plus:
Unrealized rents	—	—	51	—	—	51
Equity in loss of Joint Ventures	—	3,520	—	21	—	3,541
Interest Expense	—	—	1,456	—	21	1,477
Depreciation/Amortization	464	92	4,966	244	—	5,766
Management Co. Indirect	192	996	174	217	—	1,579
Allocated Corporate Expenses	369	1,337	194	242	—	2,142

Net Operating Income (loss)	1,171	(211)	6,670	5,037	—	12,667

NOI of noncontrolling interest	—	—	(2,132)	—	—	(2,132)
Pro-rata NOI from unconsolidated joint ventures	—	1,192	—	—	—	1,192

Pro-rata net operating income	$1,171	981	4,538	5,037	—	11,727